Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the inclusion of our Independent Auditors' Report, dated April 17, 2018, on the consolidated financial statements of KULR Technology Group, Inc. for the year ended December 31, 2017 in the Company's Report on Form 10K. We also consent to application of such report to the financial information in the Report on Form 10K, when such financial information is read in conjunction with the consolidated financial statements referred to in our report. Our report dated April 17, 2018, relating to aforementioned financial statements, includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Chen & Fan Accountancy Corporation

Chen & Fan Accountancy Corporation

San Jose, California

March 29, 2019